EXHIBIT 99

                    PRESS RELEASE OF NORTHWEST BANCORP, INC.


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FOR IMMEDIATE RELEASE

CONTACTS:
William J. Wagner           Gregory C. LaRocca           William W. Harvey, Jr.
President and CEO           Executive Vice President     Chief Financial Officer
Northwest Bancorp, Inc.     Northwest Bancorp, Inc.      Northwest Bancorp, Inc.
TEL: (814) 726-2140         TEL: (814) 726-2140          TEL: (814) 726-2140

NORTHWEST BANCORP, INC. ADOPTS A STOCK ISSUANCE PLAN TO CONDUCT AN INCREMENTAL STOCK OFFERING

         Warren, Pennsylvania. April 1, 2003. Northwest Bancorp, Inc. (Nasdaq:
NWSB) (the "Company") announced that its board of directors has adopted a stock issuance plan whereby the Company will offer between $65.0 million and $100.0 million (subject to adjustment up to $115.0 million) of its common stock in a subscription offering to qualified depositors of Northwest Savings Bank, Jamestown Savings Bank and Leeds Federal Savings Bank. Northwest Savings and Jamestown Savings are wholly-owned subsidiaries of the Company, and Leeds Federal is a wholly-owned subsidiary of Northwest Bancorp, MHC, the Company's parent mutual holding company. Any shares that are not sold in the subscription offering will be offered for sale in a community offering to members of the general public.

         The offering will not result in a change in the number of issued and outstanding shares of the Company's common stock, because the number of shares of common stock owned by Northwest Bancorp, MHC, the Company's parent mutual holding company, will be reduced by the number of shares sold by the Company in the offering. Northwest Bancorp, MHC currently owns 35,366,218 shares, or 74.2%, of the Company's 47,652,842 shares of issued and outstanding common stock, and its ownership percentage will be reduced as a result of this offering, but not below 50.1%. An offering price range will be determined at the commencement of the offering, and will approximate market value at that time. The final offering price per share will be determined at the close of the transaction.

         The Company will file a registration statement with the Securities and Exchange Commission with respect to the stock offering. The offering is also subject to approval of the Office of Thrift Supervision. The offering will be made only by means of a prospectus in accordance with federal law and all applicable state securities laws. This press release shall not constitute an offer to sell or the solicitation of an offer to buy any securities. The incremental stock offering is expected to commence in the third calendar quarter of 2003.

         In making the announcement, William J. Wagner, President and CEO of Northwest Bancorp, Inc. noted that "this offering will provide the additional capital we need to continue to expand our Company's operations. Since going public in 1994, Northwest's assets have grown from $1.5 billion to $5.0 billion and the number of our offices has grown from 45 to 136. We have exceeded our growth and leveraging objectives and we want to continue to expand our footprint by bringing our menu of community banking products and services to a larger customer base. This additional capital will support that endeavor."

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         Northwest Bancorp, Inc, is headquartered in Warren, Pennsylvania and currently operates 124 banking locations in Pennsylvania and 5 banking locations in Ohio through its subsidiary, Northwest Savings Bank. In addition, it operates 7 banking locations in western New York through its subsidiary, Jamestown Savings Bank. The Company also operates 46 consumer finance offices located throughout Pennsylvania and 2 consumer finance offices in New York through its subsidiary, Northwest Consumer Discount Company.

         This news release contains certain forward-looking statements, which are subject to risks and uncertainties. A number of factors could cause actual conditions, events or results to differ significantly from those described in the forward-looking statements. The Company's reports filed from time to time with the Securities and Exchange Commission, including the Company's Form 10-K for the year ended June 30, 2002, describe some of these factors. Forward-looking statements speak only as of the date they are made and the Company does not undertake to update forward-looking statements to reflect circumstances or events that occur after the date of the forward-looking statements or to reflect the occurrence of unanticipated events.